Exhibit 99.2

McDonald’s Corporation

Supplemental Information

Quarter Ended March 31, 2010

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to the results of McDonald’s Corporation for the first quarter ended March 31, 2010. This exhibit should be read in conjunction with Exhibit 99.1.

Impact of Foreign Currency Translation

While changes in foreign currency exchange rates affect reported results, McDonald’s mitigates exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows, and purchasing goods and services in local currencies. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.

IMPACT OF FOREIGN CURRENCY TRANSLATION

Dollars in millions, except per share data

			Currency Translation Benefit / (Cost)

Quarters ended March 31,	2010	2009	2010
Revenues	$5,610.1	$5,077.4	$334.9
Company-operated margins	692.2	564.2	45.7
Franchised margins	1,467.7	1,296.0	64.3
Selling, general & administrative expenses	546.3	497.3	(24.7)
Operating income	1,674.1	1,400.4	87.6
Net income	1,089.8	979.5	57.7
Earnings per share – diluted	1.00	0.87	0.05

Foreign currency translation had a positive impact on consolidated operating results for the quarter, primarily driven by the Australian Dollar, Euro and Canadian Dollar.

Net Income and Diluted Earnings per Share

For the first quarter 2010, net income was $1,089.8 million and diluted earnings per share were $1.00. Results included after tax impairment charges of $30.0 million or $0.03 per share related to restaurant closings in Japan in conjunction with the previously announced strategic review of the market’s restaurant portfolio. Results were positively impacted by $0.05 per share due to the effect of foreign currency translation.

For the first quarter 2009, net income was $979.5 million and diluted earnings per share were $0.87. Results benefited by an after tax gain of $47.4 million or $0.04 per share due to the sale of the Company’s minority interest in Redbox Automated Retail, LLC (Redbox).

During the first quarter 2010, the Company repurchased 6.7 million shares of its stock for $427.1 million and paid a quarterly dividend of $0.55 per share or $592.0 million.

Revenues

Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments, and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales, and generally include initial fees.

REVENUES

Dollars in millions

Quarters ended March 31,	2010	2009	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$987.3	$1,043.5	(5)	(5)
Europe	1,622.6	1,413.7	15	6
APMEA*	1,017.9	875.7	16	5
Other Countries & Corporate**	175.3	151.8	15	(3)
Total	$3,803.1	$3,484.7	9	2

Franchised revenues
U.S.	$889.4	$832.9	7	7
Europe	622.8	534.5	17	9
APMEA*	173.4	133.4	30	7
Other Countries & Corporate**	121.4	91.9	32	19
Total	$1,807.0	$1,592.7	13	8

Total revenues
U.S.	$1,876.7	$1,876.4	0	0
Europe	2,245.4	1,948.2	15	7
APMEA*	1,191.3	1,009.1	18	6
Other Countries & Corporate**	296.7	243.7	22	5
Total	$5,610.1	$5,077.4	10	4

*	APMEA represents Asia/Pacific, Middle East and Africa

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities

•	Consolidated: Revenues increased 10% (4% in constant currencies) for the quarter. The constant currency growth was driven by positive comparable sales and expansion, partly offset by the impact of the refranchising strategy in certain of the Company’s major markets. The Company continues to optimize its restaurant ownership mix, cash flow and returns through its refranchising strategy. The shift to a greater percentage of franchised restaurants negatively impacts consolidated revenues as Company-operated sales shift to franchised sales, where the Company receives rent and/or royalties based primarily on a percent of sales. Franchised restaurants represent 81% of Systemwide restaurants at March 31, 2010.

•	U.S.: Revenues were flat for the quarter as positive comparable sales were offset by the impact of the refranchising strategy. Comparable sales were driven by a wide range of beverage offerings including value-based drinks, frappes and the entire McCafe line-up, everyday value menu options, led by the recently introduced Breakfast Dollar Menu, and classic core favorites like Chicken McNuggets.

•	Europe: The constant currency increase in revenues was primarily driven by comparable sales increases in the U.K., France and Russia (which is entirely Company-operated) as well as expansion in Russia. These increases were partly offset by the impact of the refranchising strategy, primarily in the U.K. and Germany.

•	APMEA: The constant currency increase in revenues was primarily driven by comparable sales increases in Australia and virtually all other markets, as well as expansion in China.

Comparable sales are a key performance indicator used within the retail industry and are reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed.

COMPARABLE SALES

	% Increase
	Months Ended March 31,*		Quarters Ended March 31,**
	2010	2009	2010	2009
U.S.	4.2	5.6	1.5	4.7
Europe	5.9	2.9	5.2	3.2
APMEA	2.8	5.4	5.7	5.5
Other Countries & Corporate	14.6	2.7	12.3	4.4
Total	5.2	4.5	4.2	4.3

*	The number of weekdays and weekend days can impact reported comparable sales. The calendar shift/trading day adjustment varied by area of the world, ranging from -1.5% to 0.2% in March 2010. In addition, the timing of holidays can impact comparable sales.

**	On a consolidated basis, comparable guest counts (the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed) increased 3.3% and 1.0% for the quarters ended March 31, 2010 and 2009, respectively.

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

SYSTEMWIDE SALES

	Month Ended March 31, 2010		Quarter Ended March 31, 2010
	% Inc	% Inc Excluding Currency Translation	% Inc	% Inc Excluding Currency Translation
U.S.	5	5	2	2
Europe	15	8	15	8
APMEA	19	5	19	8
Other Countries & Corporate	27	16	22	14
Total	12	7	11	6

FRANCHISED SALES

Dollars in millions

Quarters ended March 31,	2010	2009	% Inc	% Inc Excluding Currency Translation
U.S.	$6,463.5	$6,253.9	3	3
Europe	3,550.8	3,067.5	16	8
APMEA	2,737.2	2,280.4	20	10
Other Countries & Corporate	1,452.4	1,177.9	23	16
Total*	$14,203.9	$12,779.7	11	7

*	Included $3,066.4 million and $2,729.0 million of sales in 2010 and 2009, respectively, derived from developmental licensee restaurants or foreign affiliated markets where the Company earns a royalty based on sales. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based primarily on a percent of sales.

Restaurant Margins

FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS

Dollars in millions

	Percent		Amount			% Inc Excluding Currency Translation
Quarters ended March 31,	2010	2009	2010	2009	% Inc
Franchised
U.S.	82.3	82.5	$732.1	$686.9	7	7
Europe	76.7	76.7	478.0	410.3	17	9
APMEA	88.8	90.2	154.0	120.3	28	7
Other Countries & Corporate	85.4	85.4	103.6	78.5	32	20
Total	81.2	81.4	$1,467.7	$1,296.0	13	8
Company-operated
U.S.	20.4	18.3	$201.3	$190.8	6	6
Europe	17.3	15.3	280.0	216.4	29	20
APMEA	18.0	15.8	183.0	138.4	32	18
Other Countries & Corporate	15.9	12.2	27.9	18.6	50	25
Total	18.2	16.2	$692.2	$564.2	23	15

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Franchised: Franchised margin dollars increased $171.7 million or 13% (8% in constant currencies) for the quarter. Positive comparable sales and the refranchising strategy were the primary drivers of the constant currency growth in franchised margin dollars.

•	U.S.: The franchised margin percent declined primarily due to additional depreciation related to the Company’s investment in the beverage initiative.

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Europe: The franchised margin percent remained flat as positive comparable sales were offset by higher occupancy expenses, the refranchising strategy and the cost of strategic brand and sales building initiatives.

•	APMEA: The franchised margin percent declined primarily driven by foreign currency translation, mostly due to the stronger Australian dollar.

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Company-operated: Company-operated margin dollars increased $128.0 million or 23% (15% in constant currencies) for the quarter. The refranchising strategy negatively impacted Company-operated margin dollars and had a slightly positive impact on the Company-operated margin percent.

•	U.S.: The Company-operated margin percent increased primarily due to lower commodity costs.

•	Europe: The Company-operated margin percent increased due to positive comparable sales and, to a lesser extent, lower commodity costs partly offset by higher labor and occupancy & other costs.

•	APMEA: The Company-operated margin percent increased primarily due to lower commodity costs and positive comparable sales.

The following table presents Company-operated restaurant margin components as a percent of sales.

CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

Quarters ended March 31,	2010	2009
Food & paper	32.9	34.7
Payroll & employee benefits	26.0	26.0
Occupancy & other operating expenses	22.9	23.1
Total expenses	81.8	83.8
Company-operated margins	18.2	16.2

Selling, General & Administrative Expenses

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Selling, general & administrative expenses increased 10% (5% in constant currencies) for the quarter. In 2010, expenses included costs related to the Vancouver Winter Olympics. For the first quarter, selling, general & administrative expenses as a percent of revenues decreased to 9.7% for 2010 compared with 9.8% for 2009 and as a percent of Systemwide sales decreased to 3.0% for 2010 compared with 3.1% for 2009.

Impairment and Other Charges (Credits), Net

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McDonald’s Japan (a 50%-owned affiliate) plans to close approximately 430 restaurants by mid-2011 in conjunction with the strategic review of the market’s restaurant portfolio. These actions are designed to enhance the customer experience, overall profitability and returns of the market. For the first quarter 2010, the Company recorded after tax impairment charges of $30.0 million related to its share of restaurant closing costs in Japan, which represents the majority of the impairment charges that the Company expects to record related to these restaurant closings.

Other Operating (Income) Expense, Net

OTHER OPERATING (INCOME) EXPENSE, NET

Dollars in millions

Quarters ended March 31,	2010	2009
Gains on sales of restaurant businesses	$(27.6)	$(23.8)
Equity in earnings of unconsolidated affiliates	(46.1)	(29.4)
Asset dispositions and other (income) expense	(17.6)	14.5
Total	$(91.3)	$(38.7)

•

Equity in earnings of unconsolidated affiliates for the quarter reflected improved operating performance in Japan (impairment charges relating to Japan are recorded separately in Impairment and Other Charges (Credits), Net).

•	Asset dispositions and other income increased for the quarter due to gains on partnership dissolutions in the U.S. as the Company continues to optimize its restaurant ownership mix.

Operating Income

OPERATING INCOME

Dollars in millions

Quarters ended March 31,	2010	2009	% Inc	% Inc Excluding Currency Translation
U.S.	$809.4	$725.5	12	12
Europe	601.0	489.9	23	14
APMEA	272.1	213.6	27	9
Other Countries & Corporate	(8.4)	(28.6)	71	44
Total	$1,674.1	$1,400.4	20	13

•	U.S.: Operating results increased primarily due to higher margin dollars and gains on partnership dissolutions.

•	Europe: Constant currency operating results reflected strong operating performance in France, Russia and the U.K.

•

APMEA: Constant currency operating results were driven primarily by stronger results in Australia, China and most other markets. Equity in earnings from improved operating performance in Japan was offset by the Company’s share of impairment charges related to restaurant closings in the market.

Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin for the first quarter 2010 and 2009 was 29.8% and 27.6%, respectively.

Interest Expense

•	Interest expense for the quarter decreased primarily due to lower average interest rates.

Nonoperating (Income) Expense, Net

NONOPERATING (INCOME) EXPENSE, NET

Dollars in millions

Quarters ended March 31,	2010	2009
Interest income	$(4.6)	$(5.7)
Translation and hedging activity	3.5	(12.1)
Other (income) expense	7.3	1.4
Total	$6.2	$(16.4)

•	Translation and hedging activity for first quarter 2009 included higher gains on the hedging of certain foreign-denominated cash flows.

Gain on Sale of Investment

In 2009, the Company sold its minority ownership interest in Redbox to Coinstar, Inc., the majority owner, and recognized a nonoperating pretax gain of $76.5 million for first quarter 2009.

Income Taxes

•	The effective income tax rate was 30.0% for first quarter 2010 compared with 28.6% for first quarter 2009.

Outlook

While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company’s future results.

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Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add nearly 2 percentage points to 2010 Systemwide sales growth (in constant currencies), most of which will be due to the 609 net traditional restaurants added in 2009.

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The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in comparable sales for either the U.S. or Europe would increase annual diluted earnings per share by about 3 cents.

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With about 75% of McDonald’s grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company’s commodity costs. For the full year 2010, the total basket of goods cost is expected to decrease 2-3% in the U.S. and decrease slightly in Europe. Some volatility may be experienced between quarters in the normal course of business, with more favorable comparisons in the first half of this year.

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The Company expects full-year 2010 selling, general & administrative expenses to be relatively flat, in constant currencies, although fluctuations will be experienced between quarters due to certain items in 2010 such as the Vancouver Winter Olympics in February and the biennial Worldwide Owner/Operator Convention in April.

•	Based on current interest and foreign currency exchange rates, the Company expects interest expense for full year 2010 to decrease slightly compared with 2009.

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A significant part of the Company’s operating income is generated outside the U.S., and about 45% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 70% of the Company’s operating income outside the U.S. If all four of these currencies moved by 10% in the same direction compared with 2009, the Company’s annual diluted earnings per share would change by about 17 to 19 cents. At current foreign currency rates, the Company expects foreign currency translation to slightly benefit full year diluted earnings per share.

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The Company expects the effective income tax rate for the full-year 2010 to be approximately 29% to 31%. Some volatility may be experienced between the quarters resulting in a quarterly tax rate that is outside the annual range.

•

The Company expects capital expenditures for 2010 to be approximately $2.4 billion. About half of this amount will be reinvested in existing restaurants, including the reimaging of over 2,000 locations worldwide. The rest will primarily be used to open about 1,000 restaurants. These restaurant numbers include new unit openings (about 350 restaurants) in affiliated and developmental licensed markets, such as Japan and Latin America, where the Company does not fund any capital expenditures. The Company expects net additions of about 325 restaurants, which reflects the strategic closing of restaurants by McDonald’s Japan.

Restaurant Information

SYSTEMWIDE RESTAURANTS

At March 31,	2010	2009	Inc / (Dec)
U.S.*	13,954	13,898	56

Europe
Germany*	1,364	1,337	27
United Kingdom	1,194	1,192	2
France	1,162	1,135	27
Spain	406	393	13
Italy	393	381	12
Other	2,280	2,212	68
Total Europe	6,799	6,650	149

APMEA
Japan*	3,695	3,746	(51)
China	1,152	1,074	78
Australia	808	782	26
Taiwan	346	347	(1)
Other	2,497	2,378	119
Total APMEA	8,498	8,327	171

Other Countries & Corporate
Canada*	1,427	1,419	8
Brazil	581	563	18
Mexico	382	382	0
Other	847	821	26
Total Other Countries & Corporate	3,237	3,185	52

Systemwide restaurants	32,488	32,060	428

Countries	117	118	(1)

*	Reflected the following satellites: At March 31, 2010 – U.S. 1,126, Germany 173, Japan 1,207, Canada 458; At March 31, 2009 – U.S. 1,151, Germany 168, Japan 1,329, Canada 457.

SYSTEMWIDE RESTAURANTS BY TYPE

At March 31,	2010	2009	Inc / (Dec)
U.S.
Conventional franchised	12,382	12,161	221
Company-operated	1,572	1,737	(165)
Total U.S.	13,954	13,898	56

Europe
Conventional franchised	4,651	4,442	209
Developmental licensed	168	119	49
Affiliated	0	91	(91)
Total Franchised	4,819	4,652	167
Company-operated	1,980	1,998	(18)
Total Europe	6,799	6,650	149

APMEA
Conventional franchised	821	786	35
Developmental licensed	1,274	1,115	159
Affiliated	4,020	4,043	(23)
Total Franchised	6,115	5,944	171
Company-operated	2,383	2,383	0
Total APMEA	8,498	8,327	171

Other Countries & Corporate
Conventional franchised	1,167	1,098	69
Developmental licensed	1,764	1,723	41
Total Franchised	2,931	2,821	110
Company-operated	306	364	(58)
Total Other Countries & Corporate	3,237	3,185	52

Systemwide
Conventional franchised	19,021	18,487	534
Developmental licensed	3,206	2,957	249
Affiliated	4,020	4,134	(114)
Total Franchised	26,247	25,578	669
Company-operated	6,241	6,482	(241)
Total Systemwide	32,488	32,060	428

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements

This report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.

Our business and execution of our strategic plan, the Plan to Win, are subject to risks. The most important of these is our ability to remain relevant to our customers and a brand they trust. Meeting customer expectations is complicated by the risks inherent in our operating environment. The informal eating out (IEO) segment of the restaurant industry, although largely mature in our major markets, is highly fragmented and competitive. The current economic environment has caused the IEO segment to contract in many markets, including some of our major markets, and this may continue. The current environment has also increased consumer focus on value, heightening pricing pressures across the industry, which could affect our ability to continue to grow sales despite the strength of our Brand and value proposition. We have the added challenge of the cultural, economic and regulatory differences that exist among the more than 100 countries where we operate. Regulatory and similar initiatives around the world have also become more wide-ranging and prescriptive and affect how we operate and our results. In particular, increasing focus on nutritional content and on the production, processing and preparation of food “from field to front counter” presents challenges for our Brand.

The risks we face can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.

Our ability to remain a relevant and trusted brand and to increase sales depends largely on how well we execute the Plan to Win, particularly as the global economy emerges from recession.

The Plan to Win addresses the key drivers of our business and results—people, products, place, price and promotion. The quality of our execution depends mainly on the following:

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Our ability to anticipate and respond effectively to trends or other factors that affect the IEO segment and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about our products, all of which can drive popular perceptions of our business or affect the willingness of other companies to enter into site, supply or other arrangements or alliances with us;

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Our ability to drive restaurant improvements and to motivate our restaurant personnel to achieve sustained high service levels so as to improve consumer perceptions of our ability to meet expectations for quality food served in clean and friendly environments;

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Whether our restaurant remodeling and rebuilding efforts, which remain a priority notwithstanding the current challenging economic and operating environment, are targeted at the elements of the restaurant experience that will best accomplish our goals to enhance the relevance of our Brand and achieve an efficient allocation of our capital resources;

•	Our ability to maintain alignment with franchisees on operating, promotional and capital-intensive initiatives, particularly in the current challenging economic and operating environment;

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The success of our initiatives to support menu choice, physical activity and nutritional awareness and to address these and other matters of social responsibility in a way that communicates our values effectively and inspires trust and confidence;

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Our ability to respond effectively to adverse perceptions about the quick-service category of the IEO segment, our products and promotions (including the premiums we offer, such as our Happy Meal toys) or the reliability of our supply chain and the safety of the ingredients we use, and our ability to manage the potential impact on McDonald’s of food-borne illnesses or product safety issues;

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The success of our plans to improve existing products and to roll out new products and product line extensions, as well as the impact of our competitors’ actions, including in response to our product improvements and introductions, and our ability to continue robust product development and manage the complexity of our restaurant operations;

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Our ability to achieve an overall product mix that differentiates the McDonald’s experience and balances consumer value with margin expansion, particularly in markets where pricing or cost pressures are significant or have been exacerbated by the current challenging economic and operating environment;

•	The impact of our and our franchisees’ pricing, marketing and promotional plans on sales and margins and our ability to adjust our plans to respond quickly to changing economic conditions;

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The impact of events such as boycotts or protests, labor strikes and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us directly or adversely affect the vendors, franchisees and others that are also part of the McDonald’s System and whose performance has a material impact on our results;

•	Our ability to recruit and retain qualified local personnel to manage our operations and growth in certain developing markets;

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The risks to our Brand if a franchisee defaults in its obligations (particularly requirements to pay royalties, make capital investments and open new restaurants), experiences food safety or other operational problems or projects a brand image inconsistent with our values, all of which are more significant risks if a franchisee controls a large number of restaurants as is the case in Latin America; and

•	Our ability to leverage promotional or operating successes in individual markets into other markets in a timely and cost-effective way.

Our results and financial condition are affected by global and local market conditions, which can adversely affect our sales, margins and net income.

Our results of operations are substantially affected not only by global economic conditions, but also by local operating and economic conditions, which can vary substantially by market. Unfavorable conditions can depress sales in a given market or daypart (e.g., breakfast). To mitigate the impact of these conditions, we may take promotional or other actions that adversely affect our margins, limit our operating flexibility or result in charges, restaurant closings or sales of Company-operated restaurants. Some macroeconomic conditions could have an even more wide-ranging and prolonged impact. The current environment has been characterized by slowing economies, rising unemployment, declining wages, constrained credit and volatile financial markets. These conditions have significantly affected consumer spending and habits. Moreover, the timing and strength of a recovery is uncertain in many of our most important markets, and growth in consumer spending generally lags improvement in the broader economy. The key factors that affect our ability to manage the impact of these conditions are the following:

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Whether our strategies will permit us to compete effectively and make continued market share gains, while at the same time achieving sales and operating income within our targeted long-term average annual range of growth;

•	The effectiveness of our supply chain management, including hedging strategies, to preserve and, where possible, expand our margins;

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Our ability to manage the impact of fluctuations in foreign exchange rates, changes in interest rates and governmental actions to manage national economic conditions such as credit availability, consumer spending, unemployment levels and inflation rates;

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The impact on our margins of labor costs given our labor-intensive business model, the long-term trend toward higher wages in both mature and developing markets and the potential impact of union organizing efforts on day-to-day operations of our restaurants;

•	Whether we are able to identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants from year to year, and whether new sites are as profitable as expected;

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The challenges and uncertainties associated with operating in developing markets, such as China, Russia and India, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment; and

•	The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings.

Increasing regulatory complexity will continue to affect our operations and results in material ways.

Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

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The cost, compliance and other risks associated with the often conflicting regulations we face, especially in the United States where inconsistent standards imposed by local, state and federal authorities can adversely affect popular perceptions of our business and increase our exposure to litigation or governmental investigations or proceedings, and the impact of new, potential or changing regulation that affects or restricts elements of our business, particularly those relating to advertising to children, nutritional content and product labeling and safety;

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The impact of nutritional, health and other scientific inquiries and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive popular opinion, litigation and regulation, including taxation, in ways that could be material to our business;

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The risks and costs of McDonald’s nutritional labeling and other disclosure practices, particularly given differences among applicable legal requirements and practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information obtained from third party suppliers;

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The risks and costs to us, our franchisees and our supply chain of increased focus by U.S. and overseas governmental authorities on environmental matters, such as climate change, the reduction of greenhouse gases and water consumption, including as a result of initiatives that effectively impose a tax on carbon emissions, such as the proposed “cap and trade” legislation pending in the U.S. Congress;

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The impact of litigation trends, particularly in our major markets, including class actions, labor and employment claims and landlord/tenant disputes; the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; and the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our Brand and products;

•	Adverse results of pending or future litigation, including litigation challenging the composition of our products, or the appropriateness or accuracy of our advertising or other communications;

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The increasing costs and other effects of compliance with U.S. and overseas regulations affecting our workforce and labor practices, including regulations relating to wage and hour practices, immigration, mandatory healthcare benefits and unlawful workplace discrimination;

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The impact of the current economic conditions on unemployment levels and consumer confidence and the effect of initiatives to stimulate economic recovery and to further regulate financial markets (including through changes in taxation) on the cost and availability of funding for the Company and its franchisees, inflation and foreign exchange rates;

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Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price or import- export controls, increased tariffs or government-mandated closure of our or our vendors’ operations, and the cost and disruption of responding to governmental investigations or proceedings, whether or not they have merit;

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The risks associated with information security and the use of cashless payments, such as increased investment in technology, the costs of compliance with privacy, consumer protection and other laws, the impact on our margins as the use of cashless payments increases, the potential costs associated with alleged security breaches and the loss of consumer confidence that may result; and

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The impact of changes in financial reporting requirements, accounting principles or practices, related legal or regulatory interpretations or our critical accounting estimates, changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope.

The trading volatility and price of our common stock may be affected by many factors.

Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

•	The current uncertain global economic conditions and market volatility;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can reflect market commentary (including commentary that may be unreliable or incomplete in some cases) or expectations about our business, our creditworthiness or investor confidence generally; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

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The impact of our stock repurchase program, dividend rate or changes in our debt levels on our credit ratings, interest expense, ability to obtain funding on favorable terms or our operating or financial flexibility, especially if lenders impose new operating or financial covenants; and

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The impact on our results of other corporate actions, such as those we may take from time to time as part of our continuous review of our corporate structure in light of business, legal and tax considerations.

Our results and financial condition are affected by our ownership mix.

Our refranchising strategy involves a shift to a greater percentage of franchised restaurants. The decision to own restaurants or to operate under franchise or license agreements is driven by many factors whose interrelationship is complex and changing. When we refranchise a restaurant, it reduces consolidated revenues as Company-operated sales shift to franchised sales, where we receive rent and/or royalties. It also reduces Company-operated margin dollars while increasing franchised margin dollars, with the impact on margin percentages varying based on sales and operating costs of the refranchised restaurants. Our refranchising strategy can also expose us to risks, including the following:

•	Whether the franchisees we select will have the experience and financial resources in the relevant markets to be effective operators of McDonald’s restaurants;

•	Potential ongoing payment obligations as a result of our retention of any contingent liabilities in connection with refranchising transactions; and

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The risk that our contractual and other rights and remedies to protect against defaults by our counterparties will be limited by local law, costly to exercise or otherwise subject to limitations or litigation that may impair our ability to prevent or mitigate any adverse impact on our Brand or on the financial performance we expect under our franchising and developmental license agreements.

Our results can be adversely affected by disruptions or events, such as the impact of severe weather conditions and natural disasters.

Severe weather conditions, natural disasters, terrorist activities, health epidemics or pandemics or the prospect of these events can have an adverse impact on consumer spending and confidence levels or on other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.